Exhibit 5.1

RADIOSHACK CORPORATION

Executive Offices    300 RadioShack Circle, MS CF 4-101, Fort Worth, Texas 76102 Telephone (817) 415-3700

May 24, 2007

RadioShack Corporation
300 RadioShack Circle, MS CF 3-203
Fort Worth, Texas 76102

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Assistant Corporate Secretary of RadioShack Corporation (the “Company”) and have assisted with the filing with the Securities and Exchange Commission, under the Securities Act of 1933 (as amended, the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering 500,000 shares of common stock, $1.00 par value, of the Company (the “Shares”), issuable pursuant the RadioShack Corporation 2007 Restricted Stock Plan (the “Plan”).

In such capacity, I have examined the Company’s Restated Certificate of Incorporation, as amended, the Company’s Bylaws, as amended and restated, the Plan, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

In connection therewith, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. With your consent, I have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Based upon the foregoing, in my opinion the Shares, when issued by the Company and fully paid for in accordance with the provisions of the Plan (with the consideration received by the Company being not less than the par value thereof), will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto.

Sincerely,

/s/ Steve W. Milton
Steve W. Milton
Assistant Corporate Secretary

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